SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 30, 2003

VIISAGE TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21559	04-3320515
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

30 Porter Road, Littleton, Massachusetts	01460
(Address of principal executive office)	(Zip code)

Registrant’s telephone number, including area code: (978) 952-2200

Item 5. Other Events and Regulation FD Disclosure

Effective May 30, 2003, Viisage Technology, Inc. (the “Company”) obtained from Lau Acquisition Corp., d/b/a Lau Technologies (“Lau”), the holder of approximately 31% of the Company’s outstanding common stock, a term loan credit facility (the “Lau Loans”) in the maximum principal amount of $7,000,000, pursuant to the terms and conditions of a Loan Agreement dated the same date (the “Lau Loan Agreement”). The Lau Loans are comprised of two term loans for new contracts with the States of Georgia and Oklahoma, and two term loans that refinance a credit facility previously provided by Key Equipment Finance for contracts with the States of Arkansas and Wisconsin. These loans will be used to finance capital requirements under separate contracts to furnish digital imaging systems for the production of driver’s licenses for the States of Arkansas, Georgia, Oklahoma and Wisconsin (the “State Contracts”). The Company may request additional advances, subject to the maximum principal amount, under the Lau Loans. The Lau Loans bear interest at a rate of 8.50% per annum. Interest is payable in monthly installments, along with a portion of the outstanding principal. A portion of the Lau Loans will mature on each of December 1, 2003, August 1, 2005, September 1, 2008 and June 1, 2009. The Lau Loans are secured by a first priority lien in rights to payment under the State Contracts and a junior priority lien on the Company’s inventory, equipment and all other assets. A copy of the Lau Loan Agreement is included as Exhibit 10.51 to this report.

The Lau Loans replaced the Company’s previous credit facility with Key Equipment Finance (the “Key Facility”), which was secured by approximately $1.8 million of the Company’s cash (the “Restricted Cash”). The Key Facility was repaid in full on June 2, 2003 with the Restricted Cash.

Simultaneously with the closing of the Lau Loans, the Company agreed to amendments to the financial covenants set forth in the Second Amended and Restated Loan Agreement dated December 12, 2002 between the Company and Commerce Bank & Trust Company. Copies of the relevant agreements relating thereto are included as Exhibits 10.49 and 10.50 to this report.

On June 4, 2003, the Company issued a press release announcing the execution of the Lau Loan Agreement, a copy of which is included as Exhibit 99.1 to this report.

Item 7. Financial Statements and Exhibits

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIISAGE TECHNOLOGY, INC.

Date: June 4, 2003	By:	/s/ WILLIAM AULET
William Aulet Chief Financial Officer

Exhibit Index

10.49	Second Amended and Restated Loan Agreement dated December 12, 2002 between the Company and Commerce Bank & Trust Company.

10.50	First Amendment of Second Amended and Restated Loan Agreement dated May 30, 2003 between the Company and Commerce Bank & Trust Company.

10.51	Loan Agreement dated May 30, 2003 between the Company and Lau Acquisition Corp.

99.1	Press Release issued June 4, 2003.